MINRAD INC.
847 Main Street
Buffalo, NY 14203
(800) 832-3303 (716) 855-1068
Fax: (716) 855-1078

January 25, 2005

Mr. William L. Bednarski
303 Arlington Court
Danville, California 94526
billbednarski@comcast.net

Dear Bill,

            This is to confirm our interest in your becoming the EVP & COO of MINRAD International (MNRD.OB) subject to completion of our background assessment and legal review, an agreement on the responsibilities and compensation for the position, the subsequent approval of your candidacy by the Chairmen of our Compensation Committee and the Board of Directors at our February 16, 2005 meeting. Key components of the position include:

Title:	Executive Vice President & Chief Operating Officer ("COO")
Reporting:	Bill Burns Chairman, President and CEO
Location:	Buffalo, New York 14203
Job Description:

            This position is responsible for meeting the annual operating budget of the company. The manager supervises Sales & Marketing (Commercial Development), Engineering/Development, Operations and the Controllers functions. (The Chief Technical Officer, Strategic Development and Regulatory functions also report through President & CEO.) Principal Responsibilities include:

1)	Meeting the Company's Sales, Gross Profit, and Operating Profitability targets ($______ , $______, and $________ for 2005, respectively) within budgeted expense guidelines.
2)	Enhancing our domestic and international commercial and technical partner relationships in conjunction with Senior Vice President Commercial Development and CEO.
3)	Directly supervising three product line-engineering groups (Image Guidance, Anesthesia & Analgesia, and Pharmaceutical Research) to introduce programmed innovative products on a timely and cost effective basis.
4)	Maintain and enhance the company's low cost producer status in inhalation anesthetic at our Bethlehem plant, while developing medical device manufacturing system, ISO13485 compliant, in Buffalo.
5)	Insure timely production of internal and external financial reports, management variance analysis, cash flow and working capital management. In this capacity will oversee shareholder records, system integration, shipping and receiving.
6)	Will participate with other senior managers in developing the company's long-term plans.
7)	In the initial six month period will be responsible, as both an individual contributor and a project coordinator, for three critical development activities within the operating organization (Attachment I).
8)	Assist the CEO in fund raising and investor relations, as required.
9)	Such other duties as assigned by the CEO and Board of Directors.

Compensation
Base Salary:	$6000 per pay period ($156,000 per year - 26 pay periods)
Incentive:	2% of the year over year growth in Gross Profit After Distribution Expense ("GPADE")
Options:	250,000 shares at $4.50 each, vesting over five years with five-year expiration term.
Benefits:	Consistent with MINRAD policy manual.

Relocation

            The company will provide $35,000 to cover the move and relocation of the Bednarski family to Buffalo, New York. This will be made as a payment to you upon relocation. In this regard, you will be handling for the logistics and IRS record-keeping and reporting related to the move.

            On behalf of John, Kirk and I, I want to indicate we look forward to adding your skills and energy to the MINRAD team.

Regards,

William H. Burns, Jr.
Chairman, President & CEO

Accepted. /S/ William L. Bednarski
                William L. Bednarksi

cc:  Donald Farley & David DiGiacinto, Chairman 2004 & 2005 Compensation Committee
       John Rousseau
       John McNeirney
       Kirk Karnsler